SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): March 6, 2017

CAPNIA, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36593	77-0523891
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification Number)

1235 Radio Road, Suite 110

Redwood City, CA 94065

(Address of principal executive offices)

(650) 213-8444

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On March 7, 2017, Capnia, Inc. (the “Capnia”) entered into common stock purchase agreements (the “Purchase Agreements”) with certain new and existing investors who previously delivered non-binding indications of interest to Capnia to participate in a financing of up to $8 million in connection with the pending merger of Essentialis, Inc, (“Essentialis”) with and into Company E Merger Sub, Inc. (“Merger Sub”), a wholly-owned subsidiary of Capnia (the “Merger”). Under the terms of the Purchase Agreements, Capnia agreed to sell to the purchasers, in a private placement, an aggregate of 8,333,333 shares of Capnia common stock, par value $0.001 per share, at a purchase price of $0.96 per share for gross proceeds of approximately $8 million (the “Financing”). The Financing closed concurrently with the closing of the Merger on March 7, 2017.

The Purchase Agreements provide for the sale of Capnia common stock upon the consummation of the Merger subject to the terms set forth therein including customary representations and warranties of the parties. Under the terms of the Purchase Agreements, Capnia has agreed to use commercially reasonable efforts to file a registration statement covering the resale of the shares of Capnia common stock sold to purchasers in the Financing within 45 days of the closing of the Financing.

Certain purchasers, including Vivo Ventures Fund V L.P. and its affiliated entities (“Vivo”), Technology Partners Fund VII, L.P. and its affiliated entities (“Technology Partners”) and Forward Ventures V, L.P. (“Forward”), are affiliated with members of Capnia’s board of directors, including the three directors appointed to Capnia’s board of directors in connection with the closing of the Merger.

The shares issued in the Financing will not be registered under the Securities Act of 1933, as amended, and will be subject to restrictions and limitations on transfer under U.S. Securities laws.

The foregoing summary of the Purchase Agreements is subject to, and qualified in its entirety by, the full text of the form of Purchase Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 2.01	Completion of Acquisition or Disposition of Assets.

On March 7, 2017, Capnia completed the previously announced Merger pursuant to the Agreement and Plan of Merger, dated December 22, 2016 (the “Merger Agreement”) by and among Capnia, Essentialis, Merger Sub, and Neil Cowen, in his capacity as stockholders’ representative. In accordance with the Merger Agreement, Merger Sub was merged with and into Essentialis, with Essentialis as the surviving corporation and wholly-owned subsidiary of Capnia.

Under the terms of the Merger Agreement, in connection with the closing of the transactions contemplated by the Merger Agreement, the former holders of Essentialis stock received an aggregate of 18,916,952 shares of Capnia common stock. Capnia held back an 913,392 shares of Capnia common stock as partial recourse to satisfy indemnification claims made by Capnia under the Merger Agreement, and such shares of Capnia common stock will be issued to Essentialis stockholders on the one year anniversary of the closing (subject to the limitations set forth in the Merger Agreement). Capnia is also obligated to issue an additional 4,566,961 shares of Capnia common stock to Essentialis stockholders upon the achievement of a development milestone associated with Essentialis’ product. Assuming that Capnia issues all of the shares of Capnia common stock held back by Capnia and the development milestone is achieved, Capnia would issue a total of 24,397,306 shares of Capnia common stock to Essentialis stockholders. Additionally, upon the achievement of certain commercial milestones associated with the sale of Essentialis’ product in accordance with the terms of the Merger Agreement, Capnia is obligated to make cash earnout payments of up to a maximum of $35 million to Essentialis stockholders. The merger consideration described above will be reduced by any such shares of Capnia common stock issuable, or cash earnout payments payable, to Essentialis’ management carve-out plan participants and other service providers of Essentialis, in each case, in accordance with the terms of the Merger Agreement.

Certain stockholders of Essentialis, including Vivo, Technology Partners, and Forward, are affiliated with certain members of Capnia’s board of directors, including the three directors appointed to the board in connection with the closing of the Merger as further described below under Item 5.02, and will receive a portion of the Merger consideration in their capacities as former stockholders of Essentialis. Additionally, Vivo has a financial interest in Capnia and Edgar Engleman, a managing member of Vivo, currently holds a seat on Capnia’s board of directors. Vivo received 5,750,066 shares, or approximately 30% of the shares of Capnia common stock issued to Essentialis stockholders in the Merger, and 1,398,636 shares, or approximately 17% of the shares of Capnia common stock issued in the Financing. Additionally, Mahendra Shah, one of the newly appointed members of Capnia’s board of directors and an affiliate of Vivo, also received a portion of the Merger consideration as a participant in Essentialis’ management carve-out plan.

The foregoing description of the Merger Agreement is subject to, and qualified in its entirety by, the full text of the Merger Agreement, which was filed as Exhibit 2.1 to Capnia’s Current Report on Form 8-K filed December 27, 2017, and is incorporated herein by reference.

The press release filed as Exhibit 99.1 to this Current Report on Form 8-K is incorporated into this Item 2.01 by reference.

Item 3.02	Unregistered Sales of Equity Securities

The shares of Capnia common stock issued and sold pursuant to the Purchase Agreements and the Merger Agreement were issued and sold in reliance on an exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), or Regulation D thereunder, as a transaction by an issuer not involving a public offering.

The issuance of any additional shares of Capnia common stock in connection with holdback or the achievement of the commercial milestone described above, are expected to be issued and sold in reliance on an exemption from registration provided by Section 4(a)(2) of the Securities Act, or Regulation D thereunder.

The information contained in Item 1.01 and Item 2.01 of this Report is incorporated into this Item 3.02 by reference.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Pursuant to the terms of the Merger Agreement, the board of directors of Capnia approved an increase in the size of the board of directors to 10 members and appointed Mahendra Shah, Jim Glasheen and Stuart Collinson, each members of the board of directors of Essentialis prior to the consummation of the Merger, to fill the newly created vacancies on the board, and with such appointments to be effective upon the closing of the Merger. Mr. Shah was appointed to fill a vacancy as a Class I Director and will serve until Capnia’s 2018 annual meeting of stockholders. Mr. Glasheen was appointed to fill a vacancy as a Class II Director and will serve until Capnia’s 2019 annual meeting of stockholders. Mr. Collinson was appointed to fill a vacancy as a Class III Director and will serve until Capnia’s 2017 annual meeting of stockholders. As of the date of this Current Report on Form 8-K, Messrs. Shah, Glasheen and Collinson have not been appointed to a committee of Capnia’s board of directors, nor has it been determined when, if at all, any such appointments would be made. Effective upon their appointment upon the closing of the Merger, and pursuant to Capnia’s non-employee director compensation policy, Messrs. Shah, Glasheen and Collinson each received an option to purchase 20,000, shares of Capnia common stock pursuant to Capnia’s 2014 Equity Incentive Plan. These options vest monthly beginning on the grant date over a period of four years subject to such director’s continued service to Capnia. In addition to the option grants, each of Messrs. Shah, Glasheen and Collinson will also receive fees for their service as directors under the terms of Capnia’s non-employee director compensation policy.

Item 5.07	Submission of Matters to a Vote of Security Holders.

On March 6, 2017, Capnia held a special meeting of stockholders (the “Special Meeting”). Of the 18,146,272 shares of common stock outstanding as of February 1, 2017, the record date, 11,548,865 shares of common stock were represented at the meeting in person or by proxy, constituting 63.64% of the outstanding shares of common stock entitled to vote and constituting a quorum for the transaction of business.

The following proposals were voted on at the Special Meeting, each of which is described in the definitive joint proxy statement/prospectus filed by Capnia with the SEC on February 10, 2017:

•	Approval of the issuance of up to a maximum of 24,397,306 shares of Capnia common stock pursuant to the terms of Merger Agreement (referred to as the merger share issuance proposal);

•	Approval of the issuance of up to a maximum of 11,805,555 shares of Capnia common stock pursuant to indications of interest received by Capnia between December 9, 2016 and December 14, 2016 and the right to participate in such financing by funds affiliated with Sabby Management, LLC, or Sabby, which is conditioned upon the approval of the merger share issuance proposal (referred to as the merger financing share issuance proposal);

•	Approval of the issuance of up to 2,083,333 shares to Aspire Capital Fund, LLC, or Aspire, upon closing of the Merger pursuant to the common stock purchase agreement dated January 27, 2017, between Capnia and Aspire, or the Aspire purchase agreement, which is conditioned upon the approval of the Aspire equity line proposal (referred to as the Aspire financing share issuance proposal);

•	Approval of the sale and issuance of up to 7,208,334 shares of Capnia common stock in an equity line financing pursuant to the Aspire purchase agreement (referred to as the Aspire equity line proposal, and together with the merger share issuance proposal, the merger financing share issuance proposal and the Aspire financing share issuance proposal, the share issuance proposals); and

•	Approval of an amendment to the 2014 Plan to increase the number of shares of Capnia common stock reserved under the 2014 Plan by 8,929,188 shares (referred to as the 2014 Plan amendment proposal).

Approval of each of the share issuance proposals and the 2014 Plan amendment proposal required affirmative vote of a majority of the shares of Capnia common stock present in person or represented by proxy at the Special Meeting.

The Capnia stockholders approved the merger share issuance proposal, the merger financing share issuance proposal, the Aspire financing share issuance proposal, Aspire equity line proposal and the 2014 Plan amendment proposal. The results of the stockholder vote are reported below:

(1) With respect to the approval of the merger share issuance proposal, the votes were as follows:

Votes For	Votes Against	Abstentions	Broker Non-Votes
11,456,721	66,194	25,950	N/A

(2) With respect to the approval of the merger financing share issuance proposal, the votes were as follows:

Votes For	Votes Against	Abstentions	Broker Non-Votes
11,387,681	135,234	25,950	N/A

(3) With respect to the approval of the Aspire financing share issuance proposal, the votes were as follows:

Votes For	Votes Against	Abstentions	Broker Non-Votes
11,387,990	134,905	25,970	N/A

(4) With respect to the approval of the Aspire equity line proposal, the votes were as follows:

Votes For	Votes Against	Abstentions	Broker Non-Votes
11,386,001	136,405	26,459	N/A

(5) With respect to the approval of the 2014 Plan amendment proposal, the votes were as follows:

Votes For	Votes Against	Abstentions	Broker Non-Votes
11,231,583	291,223	26,059	N/A

Item 8.01	Other Events.

On March 8, 2017, Capnia issued a press release announcing the consummation of the Merger and related Financing transactions which mark the start of a new strategic direction of the company. A copy of the press release is filed as Exhibit 99.1 to this Current Report and is incorporated by reference herein.

In connection with the closing of the Merger, Capnia is conducting a full strategic review of its legacy product portfolio, including Serenz Nasal Relief as well as its NeoForce and CoSense® infant solutions business lines. The company is also terminating its ongoing Phase II clinical trials evaluating non-inhaled nasal CO2 for the treatment of trigeminal neuralgia and cluster headache.

Item 9.01	Financial Statements and Exhibits.

(a)    Financial Statements of Businesses Acquired.

Capnia intends to file financial statements required by this Item 9.01(a) under the cover of an amendment to this Current Report on Form 8-K no later than 71 calendar days after the date on which this Form 8-K was required to be filed.

(b)    Pro forma Financial Information.

Capnia intends to file pro forma financial information as required by this Item 9.01(b) under the cover of an amendment to this Current Report on Form 8-K no later than 71 calendar days after the date on which this Form 8-K was required to be filed.

(d) Exhibits

Exhibit No.	Description

10.1	Form of Common Stock Purchase Agreement

99.1	Press Release issued by Capnia, Inc. dated March 8, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAPNIA, INC.
Date: March 8, 2017
By: /s/ David O’Toole
David O’Toole
Senior Vice President, Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Form of Common Stock Purchase Agreement

99.1	Press Release issued by Capnia, Inc. dated March 8, 2017.